Exhibit 99.1

Company Contact:	Investor Relations Contact:
Charlie Webster	Lippert/Heilshorn & Associates
Chief Financial Officer	Kirsten Chapman/Moriah Shilton
408-894-0700	415-433-3777
mshilton@lhai.com

U.S. ITC Investigation of Tessera’s Patent Infringement Complaint Advances with

Hearing Date Set for February 25, 2008

SAN JOSE, Calif.—(BUSINESS WIRE)—September 24, 2007, Tessera Technologies, Inc. (Nasdaq:TSRA), a leading provider of miniaturization technologies for the electronics industry, announced today that the U.S. International Trade Commission’s investigation into a patent infringement complaint filed by Tessera continues to move forward, and the ITC hearing has been scheduled to begin on February 25, 2008.

At Tessera’s request, in May 2007, the ITC instituted an investigation regarding infringement of Tessera’s patents by Qualcomm, Inc, Freescale, Inc., Motorola, Inc., ATI Technologies, ULC, Spansion, Inc., Spansion LLC, and ST Microelectronics, N.V. On Wednesday, September 19, 2007, Judge Carl C. Charneski of the ITC issued an order setting key dates for the investigation, including for the hearing which is scheduled to run from February 25, 2008 to February 29, 2008.

About Tessera Technologies, Inc.

Tessera is a leading provider of miniaturization technologies for the electronics industry. Tessera provides a broad range of advanced packaging, interconnect, and consumer optics solutions which are widely adopted in high-growth markets including consumer, computing, communications, medical and defense electronics. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Texas Instruments, Toshiba, Micron and Infineon. The company’s stock is traded on the NASDAQ Stock Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006, and its Quarterly Report on Form 10-Q filed for the quarter ended July 1, 2007 include more information about factors that could affect the company’s financial results.

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Note: Tessera and the Tessera logo are trademarks of Tessera. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

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